As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

91-1835664
(I.R.S. Employer Identification No.)

40 Marcus Drive, Suite One, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

BioRestorative Therapies, Inc. 2010 Equity Participation Plan
(Full Title of the Plan)

Mark Weinreb Chief Executive Officer BioRestorative Therapies, Inc. 40 Marcus Drive, Suite One Melville, New York 11747 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(631) 760-8100
(Telephone Number, Including Area Code, of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer _X_	Smaller reporting company _X_
Emerging growth company _X
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ____

This Registration Statement covers an additional 10,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), of BioRestorative Therapies, Inc. (the “Registrant”) available for issuance under the Registrant’s 2010 Equity Participation Plan (the “2010 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001 per share)	10,000,000	$0.225 (1)	$2,250,000 (1)	$272.70

(1)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraphs (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock as quoted on the OTCQB market on August 13, 2019.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant to register an additional 10,000,000 shares of Common Stock as to which options or awards may be granted under the 2010 Plan.

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 10,000,000 additional shares of common stock of the Registrant to be issued pursuant to the 2010 Plan. At the Registrant’s Annual Meeting of Stockholders held on May 30, 2019, the Registrant’s stockholders approved an amendment to the 2010 Plan to increase the number of shares of common stock that may be issued pursuant to the 2010 Plan by 10,000,000 shares. The Registrant is filing the present Registration Statement in connection with such amendment to the Plan. The additional shares registered hereby are in addition to the shares of common stock of the Registrant authorized for issuance under the 2010 Plan which were registered pursuant to previous registration statements on Form S-8. The contents of the previous registration statements on Form S-8, including the documents incorporated by reference therein, filed by the Registrant with the Securities and Exchange Commission on May 27, 2014 (File Number 333-196299), April 9, 2015 (File Number 333-203310), April 1, 2016 (File Number 333-210555), November 15, 2016 (File Number 333-214621) and November 16, 2018 (File Number 333-228434) are incorporated by reference into this registration statement pursuant to General Instruction E on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein or incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent filed and not furnished):

(a)	Annual Report on Form 10-K for the year ended December 31, 2018.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019.

(d)	Current Report on Form 8-K filed January 10, 2019.

(e)	Current Report on Form 8-K filed January 28, 2019.

(f)	Current Report on Form 8-K filed February 11, 2019.

(g)	Current Report on Form 8-K filed February 22, 2019.

(h)	Current Report on Form 8-K filed April 24, 2019.

(i)	Current Report on Form 8-K filed May 13, 2019.

(j)	Current Report on Form 8-K filed May 29, 2019.

(k)	Current Report on Form 8-K filed June 4, 2019.

(l)	Current Report on Form 8-K filed June 12, 2019.

(m)	Current Report on Form 8-K filed June 24, 2019.

(n)	Current Report on Form 8-K filed July 17, 2019.

(o)	Current Report on Form 8-K filed August 1, 2019.

(p)	General Form for Registration of Securities on Form 10, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incor-porated herein by reference and to be a part hereof from their respective dates of filing.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554, a stockholder of the Registrant.

Item 6. Indemnification of Directors and Officers.

Article Eighth of the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Registrant shall be personal-ly liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or (iv) for any transaction from which the director derived an improper personal benefit.  The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of direc-tors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As more fully described below, Section 145 of the DGCL permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Our Bylaws provide that we will indemnify, to the fullest extent permitted by Delaware law, as the same may be amended from time to time, each of our present and former directors and officers pursuant thereto and in the manner prescribed thereby.

Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

Section 145 of the DGCL also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.  Our Bylaws provide that we may maintain such insurance.

The Registrant has also entered into customary indemnification agreements with each of its directors.  The indemnification agreements generally require the Registrant to indemnify each director to the fullest extent permitted by law and specify certain procedures relating to the exercise of the directors’ indemnification rights.

Item 8. Exhibits.

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the additional shares of Common Stock being registered by this Registration Statement
23.1	Consent of Marcum LLP
23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on the 14th day of August, 2019.

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Mark Weinreb Mark Weinreb	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	August 14, 2019
/s/ Robert B. Catell Robert B. Catell	Director	August 14, 2019
/s/ John M. Desmarais John M. Desmarais	Director	August 14, 2019
/s/ A. Jeffrey Radov A. Jeffrey Radov	Director	August 14, 2019
/s/ Charles S. Ryan Charles S. Ryan	Director	August 14, 2019
/s/ Paul Jude Tonna Paul Jude Tonna	Director	August 14, 2019